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                                                                   Exhibit No. 9
                           KIRKPATRICK & LOCKHART LLP
                         1800 MASSACHUSETTS AVENUE, N.W.
                                    2ND FLOOR
                           WASHINGTON, D.C. 20036-1800
                             TELEPHONE 202-778-9000
                                   www.kl.com

                                  June 27, 2000


PaineWebber Municipal Series
51 West 52nd Street
New York, New York 10019-6114

Ladies and Gentlemen:

         You have requested our opinion, as counsel to PaineWebber Municipal Series ("Trust"), as to certain matters regarding the issuance of certain Shares of the Trust. As used in this letter, the term "Shares" means the Class A, Class B, Class C and Class Y shares of beneficial interest of the series of the Trust listed below that may be issued during the time that Post-Effective Amendment No. 26 to the Trust's Registration Statement on Form N-1A ("PEA") is effective and has not been superseded by another post-effective amendment. The series of the Trust are PaineWebber Municipal High Income Fund and PaineWebber New York Tax-Free Income Fund.

         As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Declaration of Trust and by-laws and such resolutions and minutes of meetings of the Trust's Board of Trustees as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of shares by investment companies organized as business trusts in that State and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

         Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust and that, when sold in accordance with the terms contemplated by the PEA, including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been validly issued, fully paid and non-assessable.

         We note, however, that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that persons with claims against the Trust shall look solely to the Trust property or to the property of one or more series of the Trust for satisfaction of claims. It also states that notice of such disclaimer may be given in any obligation, contract instrument, certificate or undertaking

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PaineWebber Municipal Series
June 27, 2000
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made or issued by the officers or the trustees of the Trust on behalf of the
Trust. The Declaration of Trust further provides: (1) for indemnification from the assets of the Trust or the appropriate series for all loss and expense of any shareholder held personally liable for the obligations of the Trust or any series by virtue of ownership of shares of the Trust or such series; and (2) for the Trust or appropriate series to reimburse such shareholder out of Trust property for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

         We hereby consent to this opinion accompanying the PEA when it is filed with the SEC and to the reference to our firm in the statement of additional information that is being filed as part of the PEA.

                                      Very truly yours,

                                      /s/ Kirkpatrick & Lockhart LLP

                                      KIRKPATRICK & LOCKHART LLP